Separation Agreement and General Release

This Separation Agreement and General Release (“Agreement”) is made and entered into this 11th day of November, 2025, by and between Gustavo Oberto (“Employee”) and Lindsay Corporation (“Company”).

RECITALS

WHEREAS, Employee is currently employed with Company pursuant to that certain Employment Agreement entered into by and between Employee and Company dated August 17, 2020 (the “Employment Agreement”);

WHEREAS, in connection with Employee’s employment with Company, Employee also entered into a Proprietary Matters Agreement regarding the protection of Company’s confidential information and related matters (the “PMA”);

WHEREAS, Employee and Company have mutually agreed to terminate Employee’s employment, effective November 30, 2025; and

WHEREAS, pursuant to both the Employment Agreement and the PMA, Company agrees to provide Employee with certain severance compensation subject to Employee’s execution of a general release of claims.

NOW THEREFORE, in consideration of the promises and covenants contained below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.
Termination. Employee’s employment with Company shall terminate effective November 30, 2025 (the “Termination Date”). Employee shall cease to be an officer or director of all Lindsay entities as of the Termination Date. Employee agrees to provide reasonable cooperation with respect to execution of documents and other actions required to effect his removal as a director or officer of such entities or in connection with any dispute, proceeding or investigation in which the Released Parties (as defined in Section 7 below) may be involved and which involves facts or events that existed or arose during Employee’s employment with the Company. Employee acknowledges and further understands that Company is under no obligation, presently or any time in the future, to accept Employee as an employee or in any other capacity.
2.
Final Compensation. Except as expressly provided below, all compensation and benefits shall terminate as of the Termination Date. Employee’s final compensation will be calculated and paid in accordance with Company’s regular payroll practices and policies, less applicable withholdings. Employee’s final paycheck will include payment less applicable withholdings for all accrued, unused vacation and birthday/holiday time owed to Employee. Employee acknowledges that Employee is not entitled to any additional amounts from Company for wages, bonuses (including but not limited to any payouts under the Company’s FY26 Management Incentive Plan), incentive compensation or benefits of any kind, except as expressly set forth in this Agreement. Employee affirms that Employee has submitted expense reports for all necessary expenses or losses incurred by Employee within the scope of Employee’s employment.

3.
Benefits. Employee’s coverage under the Company’s health insurance plans will terminate on the Termination Date. Thereafter, Employee is eligible to elect to continue group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and otherwise to the extent provided by law, subject to COBRA rules and provisions. If Employee timely elects to continue insurance coverage to the extent allowed by COBRA, Company shall pay Employee’s full COBRA premium to maintain group health insurance for the twelve (12) month period immediately following the Termination Date (the “COBRA Assistance Period”). Following expiration of the COBRA Assistance Period, Employee may be eligible to continue group health insurance coverage to the extent provided by COBRA and Employee shall be responsible for paying Company’s COBRA administrator 100% of the applicable COBRA premium (plus any applicable administrative fee) for the duration of any continued period of COBRA coverage. Employee shall immediately notify Company if he obtains other group health insurance coverage. Employee’s vested account balance in the Company’s 401(k) Plan will be available for distribution as allowed by the Plan. Employee’s life insurance coverage, if any, under Company’s group plan will terminate on the Termination Date. Employee may contact Company’s life insurance representative to discuss converting this policy to an individual policy. All restricted stock units, nonqualified stock options, and performance stock units awarded to Employee will be administered in accordance with the terms and conditions of the applicable long-term incentive plan(s) and applicable options agreements or similar ancillary arrangements between Company and Employee; provided, however, for the avoidance of doubt, that all remaining unvested nonqualified stock options, restricted stock units, and performance stock units awarded to Employee will be forfeited by Employee as of the Termination Date.
4.
Termination Pay. Company shall pay Employee severance compensation in the gross amount of $437,000, less applicable withholdings (“Termination Pay”). Termination Pay will be paid in one lump sum, less applicable withholdings, on the first regular payday following the later of (i) the Termination Date, (ii) the Effective Date of this Agreement (as defined below), or (iii) January 2, 2026. Employee acknowledges that Employee is only eligible for Termination Pay if Employee signs this Agreement and complies with its terms.
5.
Proprietary Matters Agreement. Employee acknowledges that Employee remains bound by the PMA following the Termination Date. For the avoidance of doubt, the Termination Pay shall satisfy any separation-payment-related obligations required of the Company under the PMA.
6.
Return of Property. Employee agrees that Employee will return to Company all Company property of every kind, including but not limited to, all books, keys, records, computer passwords, lists and other written or printed materials, which contain any Confidential Information, whether furnished by Company or prepared by Employee or any Company dealer. Employee agrees that Employee will neither make nor retain any copies of such materials after the Termination Date.
7.
Release. Employee hereby releases and forever discharges Company, its parent, subsidiaries, affiliates, and their respective current and former shareholders, directors, officers, employees, attorneys, representatives and/or agents (collectively, “Released Parties”), collectively and individually, from any and all claims, damages (including attorney fees), demands, actions, or causes of action of any kind or nature, whether known or unknown, that Employee and Employee’s heirs, executors, administrators, successors, and assigns, has, or may have, up to and including the date of this Agreement, arising out of or related to Employee’s employment with Company and/or the termination of Employee’s employment with Company (collectively the “Claims”) including, without limitation, any Claims under the Employment Agreement or PMA; any

Claims under any agreement between the parties or any arrangement or plan of Company; any claims alleging breach of contract or any tort; or any Claims under any federal, state or local statutory or common laws, including, without limitation, the Age Discrimination in Employment Act, Older Workers Benefit Protection Act, National Labor Relations Act, Title VII of the Civil Rights Act, Americans with Disabilities Act, Fair Labor Standards Act, Family and Medical Leave Act, Employee Retirement Income Security Act, the Nebraska Age Discrimination in Employment Act, the Nebraska Fair Employment Practices Act, and the Nebraska Wage Payment and Collection Act, and any applicable state wage payment laws, all as amended. Employee hereby acknowledges and agrees that Employee is knowingly and voluntarily releasing and waiving all such Claims that Employee has or may have against the Released Parties. Employee further promises and covenants not to sue any of the Released Parties on the basis of any of the Claims released by Employee as provided in this Section 7.
8.
Nondisparagement. Employee agrees not to make comments that are maliciously disparaging or defamatory to any person or entity concerning the Released Parties; the products, services or programs provided or to be provided by the Released Parties; the business affairs or the financial condition of the Released Parties; or the circumstances surrounding Employee’s employment and/or separation of employment from Company. Company agrees to advise its senior leadership team not to directly or indirectly make any disparaging, critical or otherwise detrimental comments to any person or entity concerning Employee or the circumstances surrounding Employee’s employment and/or separation of employment from Company. Employee agrees that non-disparagement is the documented preference of Employee and is mutually beneficial to both parties to this Agreement. Employee also agrees that this Agreement includes bargained for consideration in exchange for the promise of non-disparagement.
9.
No Admission. Employee expressly acknowledges that this Agreement is not an admission by Company of any violation of any law, regulation, ordinance or administrative procedure, liability for which is expressly denied.
10.
Interest. Employee represents and warrants that Employee has the sole right and exclusive authority to execute this Agreement, and that Employee has not sold, assigned, transferred, conveyed, or otherwise previously disposed of any claim or demand relating to any matter covered by this Agreement. Employee acknowledges that, as of the date of this Agreement, Employee has not initiated any administrative or legal proceeding of any kind against the Released Parties.
11.
Disclosure; Confidentiality. Employee hereby expressly consents to public disclosure of information regarding Employee as required by SEC regulations including, without limitation, disclosure regarding the termination of his employment and the terms of this Agreement. For the avoidance of doubt, it is further agreed that Employee may disclose the terms and amounts of this Agreement to Employee’s spouse, attorney, accountant or tax preparer. Nothing in this Agreement to the contrary shall prohibit or bar either party from providing truthful testimony in any legal proceeding or in communicating with any governmental agency or representative or from making any truthful disclosure required, authorized or permitted by law. Further, nothing in this Agreement shall be construed to limit Employee’s rights under the National Labor Relations Act including, but not limited to, the right to engage in protected concerted activity, including discussing terms and conditions of employment with coworkers, and attempting to improve terms and conditions of employment through channels outside the immediate employee-employer relationship, such as through the National Labor Relations Board.

12.
Assignability. This Agreement and the rights, interests and obligations of Company hereunder shall be assignable by Company. This Agreement is not assignable by Employee. This Agreement shall be binding on and shall inure to the benefit of and shall be binding upon Employee and Employee’s heirs, executors, personal representative and legal representative.
13.
Entire Agreement. This Agreement, including the initial paragraph, the recitals to this Agreement, and the Exhibit to this Agreement, each of which is incorporated herein and made part of this Agreement by this reference, constitutes the entire agreement and understanding of the parties relating to all of the subject matter herein, and supersedes all prior agreements, arrangements and understandings, written or oral between the parties concerning such subject matter. The previous sentence notwithstanding, Employee acknowledges that as an employee of Company, Employee was subject to other policies and agreements intended for the protection of Company’s Confidential Information, and as such, Employee expressly acknowledges that Employee’s obligations under any such policies and agreements are not superseded herein and shall be used together with this Agreement, the Employment Agreement and the PMA to protect Company’s interest in its Confidential Information to the fullest extent allowed by law. This Agreement may not be modified or supplemented except by a written instrument signed by each of the parties.
14.
Reformation and Severability. Employee and Company intend and agree that if a court of competent jurisdiction determines that the scope of any provision of this Agreement is too broad to be enforced as written, the court should reform such provision(s) to such narrower scope as it determines to be enforceable. Employee and Company further agree that if any provision of this Agreement is determined to be unenforceable for any reason, and such provision cannot be reformed by the court as anticipated above, such provision shall be deemed separate and severable and the unenforceability of any such provision shall not invalidate or render unenforceable any of the remaining provisions hereof.
15.
Injunctive Relief. Employee acknowledges that any threatened or actual breach or violation of any of the covenants and agreements contained in this Agreement by Employee will cause immediate and irreparable injury to Company and, in addition to all other legal and equitable remedies available to it, Company shall be entitled to injunctive relief to enforce the covenants, agreement.
16.
Jurisdiction and Venue. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Nebraska. Each party consents and agrees that any action by either party to enforce the terms of this Agreement shall be brought by the other party in an appropriate state or federal court in Nebraska and waives all objections based upon lack of jurisdiction or improper or inconvenient venue of any such court.
17.
Review Period. This Agreement affects the legal rights of the parties. Company advises Employee to consult with an attorney or representative of Employee’s choice prior to signing this Agreement. Employee shall be responsible for all attorneys’ fees incurred by Employee in connection with this Agreement. Employee confirms and acknowledges that the terms and conditions of this Agreement are written in a clear manner that Employee understands, that Employee has read and understands this Agreement, and that Employee has signed this Agreement freely and voluntarily with the intent to fully release the Released Parties from any and all Claims. Employee further acknowledges that Employee has been given up to twenty-one (21) days to consider signing this Agreement (the “Review Period”). Employee may sign this Agreement before the expiration of the Review Period by signing and delivering to Company this

Agreement and the Waiver of the 21-Day Review Period attached hereto as Exhibit “A” and incorporated herein by this reference.
18.
Revocation Period. Employee may revoke this Agreement any time within seven days after the execution of the Agreement (“Revocation Period”). To revoke this Agreement, Employee must give written notice to Company stating that Employee wishes to revoke the Agreement. The written notice must be hand delivered, or mailed via first class mail, and received by Kelly Staup, Senior Vice President, Human Resources, Lindsay Corporation, no later than midnight on the last day (seventh (7th) day) of the Revocation Period. This Agreement shall become effective and enforceable on the eighth day following Employee's signing of this Agreement (“Effective Date”).

IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement and General Release as of the day and year first above written.

LINDSAY CORPORATION	GUSTAVO OBERTO

By: /s/ Eric Arneson	/s/ Gustavo Oberto

Its: Senior Vice President